Exhibit 99.1

BurgerFi to Report Fourth Quarter and Full Year 2021 Financial Results on April 14, 2022

FORT LAUDERDALE, Fla., April 12, 2022 – BurgerFi International, Inc. (NASDAQ: BFI, BFIIW) (“BurgerFi”), owner of one of the nation’s leading fast-casual “better burger” dining concepts through the BurgerFi brand, and the high-quality, casual dining pizza brand under the name Anthony’s Coal Fired Pizza & Wings (“Anthony’s”), will report financial results for the fourth quarter and full year ended December 31, 2021 on Thursday, April 14, 2022 before market hours. Management will host a conference call at 8:30 a.m. Eastern time on the same day to discuss the results.

The conference call will be broadcast live and available for replay on the Company’s Investor Relations website at ir.burgerfi.com. Participants can also access the call using the dial-in details below.

Date: Thursday, April 14, 2022

Time: 8:30 a.m. Eastern time

Toll-free dial-in number: (833) 693-0539

International dial-in number: (661) 407-1580

Conference ID: 7528355

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact ICR at (646) 430-2216.

About BurgerFi International (Nasdaq: BFI, BFIIW)

Established in 2011, BurgerFi is a leading multi-brand restaurant company that develops, markets, and acquires fast-casual and premium-casual dining restaurant concepts around the world, including corporate-owned stores and franchises. BurgerFi is among the nation’s fastest-growing better burger concepts with 118 BurgerFi restaurants (93 franchised and 25 corporate-owned). As of December 31, 2021, BurgerFi has been the owner and franchisor of the two following brands with a combined 179 locations. BurgerFi. BurgerFi is chef-founded and committed to serving fresh, all-natural and quality food at all locations, online and via first-party and third-party deliveries. BurgerFi uses 100% American Angus Beef with no steroids, antibiotics, growth hormones, chemicals or additives. BurgerFi’s menu also includes high quality wagyu beef, antibiotic and cage-free chicken offerings, fresh, hand-cut sides, and custard shakes and concretes. BurgerFi was named “Best Fast Casual Restaurant” in USA Today’s 10Best 2022 Readers Choice Awards for the second consecutive year, QSR Magazine’s Breakout Brand of 2020, Fast Casual’s 2021 #1 Brand of the Year and included in Inc. Magazine’s Fastest Growing Private Companies List. In 2021, Consumer Report’s Chain Reaction Report praised BurgerFi for serving “no antibiotic beef” across all its restaurants, and Consumer Reports awarded BurgerFi an “A-Grade Angus Beef” rating for the third consecutive year. To learn more about BurgerFi or to find a full list of locations, please visit www.burgerfi.com. Download the BurgerFi App on iOS or Android devices for rewards and ‘Like’ or follow @BurgerFi on Instagram, Facebook and Twitter. BurgerFi® is a Registered Trademark of BurgerFi IP, LLC, a wholly-owned subsidiary of BurgerFi. Anthony’s. Anthony’s was acquired by BurgerFi on November 3, 2021 and is a premium pizza and wing brand that operates 61 corporate-owned casual restaurant locations, as of December 31, 2021. Known for serving fresh, never frozen and quality ingredients, Anthony’s is centered around a 900-degree coal fired oven with menu offerings including “well-done” pizza, coal fired chicken wings, homemade meatballs, and a variety of handcrafted sandwiches and salads. Anthony’s was named “The Best Pizza Chain in America” by USA Today’s Great American Bites and “Top 3 Best Major Pizza Chain” by Mashed in 2021. To learn more about Anthony’s, please visit www.acfp.com.

Investor Relations:

ICR

Lynne Collier

IR-BFI@icrinc.com

646-430-2216

Company Contact:

BurgerFi International Inc.

IR@burgerfi.com

Media Relations Contact:

rbb Communications

Ailys Toledo

Ailys.Toledo@rbbcommunications.com